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                                                                    EXHIBIT 99.1

 POTASH CORPORATION      [POTASH LOGO]
OF SASKATCHEWAN INC.                                        NEWS RELEASE
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FOR IMMEDIATE RELEASE
MARCH 6, 1997
LISTED: TSE, ME, NYSE                                                 SYMBOL:POT

               POTASH CORPORATION OF SASKATCHEWAN INC. COMPLETES
                ARCADIAN ACQUISITION AND RESTRUCTURES INTERNALLY

Saskatoon, Saskatchewan - C.E. Childers, Chairman, President and CEO of Potash Corporation of Saskatchewan Inc. ("PCS") announced today that it has completed its acquisition of Arcadian Corporation ("Arcadian") through the merger of Arcadian into a wholly-owned subsidiary of PCS, PCS Nitrogen, Inc. ("PCS Nitrogen").

Under the merger, shareholders of Arcadian are to receive in respect of each outstanding share of common stock of Arcadian, $12.25 in cash and 0.17713 of a common share of PCS. Each outstanding share of Arcadian preferred stock was converted into 0.948 of a share of Arcadian common stock immediately prior to the effective time of the merger.

Immediately before the merger, Arcadian redeemed all $185 million principal amount of its outstanding First Mortgage Notes. Immediately after the merger, PCS Nitrogen expects to successfully conclude its tender offer for the 10 3/4 percent Senior Notes due 2005 of Arcadian Partners L.P. and Arcadian Partners Finance Corporation. This offer expires at 5:00 p.m. New York City time today, unless extended or terminated.

Mr. Childers also announced that the Company is being restructured with four operating subsidiaries: PCS Potash; PCS Phosphate; PCS Nitrogen; and PCS Sales. Corporate headquarters, with its key management and support staff, will continue to be located at PCS Tower in Saskatoon, Saskatchewan.

PCS Potash, responsible for potash operations in Canada and the United States, will have its headquarters in Saskatoon, Saskatchewan. Garth W. Moore has been appointed President, with James J. Bubnick as Executive Vice President.

PCS Phosphate, responsible for phosphate operations in the United States, will be headquartered in Raleigh, North Carolina. Thomas J. Wright is its President, with Thomas J. Regan, Jr. as Executive Vice President.

PCS Nitrogen, responsible for nitrogen operations in the United States and Trinidad, will have its headquarters in Memphis, Tennessee. Gary E. Carlson has been named President, and James F. Dietz, Executive Vice President.

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PCS Sales, the sales subsidiary of Potash Corporation of Saskatchewan Inc., will sell all Company products. William J. Doyle is President and will be located in Saskatoon. Richard J. Lacroix and P. Rodney Wilson, Executive Vice Presidents, will be located in Saskatoon and Chicago, Illinois, respectively.

"We at PCS are delighted to welcome the employees at PCS Nitrogen into the PCS family," Mr. Childers said, "Our bigger, stronger company will produce all three vital nutrients to the benefit of each and of the Company as a whole. As a market-oriented fertilizer company, PCS will continue to perform for our shareholders."

He said the incorporation of PCS Nitrogen into the Company allows more synergies in sales and administration. "The three fertilizers and the updated products containing each nutrient will be sold by one efficient sales team. Our customers will appreciate the opportunity for one-stop shopping and the convenience of a single billing system and computer linkups with one company."

PCS is the world's largest potash company, the third largest phosphate producer and the second largest nitrogen producer in the world.